PRESS RELEASE

INVESTOR CONTACT: Greg Klaben Vice President of Investor Relations (831) 458-7533	MEDIA CONTACT: George Gutierrez Sr. Director, Global Communications & Content Strategy (831) 458-7537

Plantronics Announces Result of Motion for Sanctions Related to the GN Netcom Litigation

The Company also Announced Preliminary Revenue and EPS Results for Q1 FY2017

SANTA CRUZ, CA – July 7, 2016 - Plantronics, Inc. (NYSE: PLT) (“Plantronics” or the “Company”) today announced an expected charge of approximately $5 million in Q1 FY 2017 related to the ongoing litigation with GN Netcom, Inc. (“GN”). The Company also announced preliminary results for Q1 Fiscal Year 2017, with revenue expected to be above its previously provided guidance range of $207 million to $217 million, and both GAAP and Non-GAAP EPS are expected to be in the middle to the high end of previously provided guidance ranges after recording the impact of this charge. Prior to this charge, GAAP and Non-GAAP EPS would have been significantly above the high end of the guidance range. This information is preliminary and subject to completion of quarter-end financial reporting processes and reviews.

The charge results from an order (“Order”) of the United States District Court for the District of Delaware (the “Court”) in connection with a Motion for Sanctions brought by GN in connection with allegations of spoliation of evidence. On July 6, 2016, the Court entered the Order and imposed the following sanctions:

•	Monetary sanctions in the form of the reasonable fees and costs incurred by GN in connection with the disputes leading to the Order;

•	Punitive sanctions against Plantronics in the amount of $3 million;

•	Possible evidentiary sanctions, if requested by GN Netcom and found by the Court to be warranted as this case progresses toward trial; and

•	Instructions to the jury that it may draw an adverse inference that emails destroyed by Plantronics would have been favorable to GN's case and/or unfavorable to Plantronics' defense

The Company believes that this Order may be appealed and reversed upon a favorable resolution of the underlying antitrust case. The Company also believes that the underlying antitrust action is without merit and intends to defend itself vigorously. The Company is not accruing any financial damages related to the antitrust case.

Safe Harbor

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to the estimated charge related to ongoing litigation with GN Netcom, Inc. (“GN”) and the Company’s strategies and expectations regarding the litigation with GN, as well as the Company’s preliminary financial results for Q1 fiscal year 2017 in addition to other matters discussed in this press release that are not purely historical data. Plantronics does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise, except as required by applicable law.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contemplated by such statements. Among the factors that could cause actual results to differ materially from those contemplated include, changes and developments in the litigation with GN, including additional rulings by the Court, changes in our assumptions or judgments regarding the litigation with GN and completion of our quarter end financial reporting and review processes.

For more information concerning these and other possible risks, please refer to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 16, 2016 and other filings with the Securities and Exchange Commission, as well as recent press releases. The Securities and Exchange Commission filings can be accessed over the Internet at www.sec.gov or on our website at investor.plantronics.com/docs.

About Plantronics

Plantronics is a global leader in audio communications for businesses and consumers. We have pioneered new trends in audio technology for over 50 years, creating innovative products that allow people to simply communicate. From Unified Communication solutions to Bluetooth headsets, we deliver uncompromising quality, an ideal experience, and extraordinary service. Plantronics is used by every company in the Fortune 100, as well as 911 dispatch, air traffic control and the New York Stock Exchange. For more information, please visit www.plantronics.com or call (800) 544-4660.

Plantronics is a registered trademark of Plantronics, Inc. The Bluetooth name and the Bluetooth trademarks are owned by Bluetooth SIG, Inc. and are used by Plantronics, Inc. under license. All other trademarks are the property of their respective owners.

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098

2